Exhibit 10.14

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made and entered into as of 15th May 2026 (the “Effective Date”), by and between:

LENDER: Astrabridge Inc., a Delaware corporation (“Lender”)

BORROWER: ConnectM Technology Solutions Inc., a Delaware corporation (“Borrower”)

Borrower requires short-term bridge financing for working capital and general corporate purposes, and Lender is willing to make available a short-term loan facility on the terms below.

RECITALS

A.Borrower is currently pursuing an uplisting or relisting on either the Nasdaq Stock Market or the New York Stock Exchange (collectively, the “Uplisting Process”), which is expected to be completed within approximately 60-75 days.

B.Borrower requires short-term bridge financing to support operations and working capital needs during the Uplisting Process.

C.Lender is willing to provide a bridge loan to Borrower in the principal amount of One Million and Five Hundred Thousand Dollars ($1,500,000), subject to the terms and conditions set forth in this Agreement.

D.Borrower expects to secure either (i) a larger bridge financing facility of $2,000,000 to $2,500,000 within approximately 30 days, or (ii) alternative financing from Ayrton LLC or similar sources, either of which would be used to repay this Loan in full.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Loan Facility

1.1Maximum Amount

Lender agrees to make available to Borrower a short-term loan facility in an aggregate principal amount of up to US$1,500,000 (the “Facility”). The aggregate principal amount of all advances from the Lender outstanding at any time shall not exceed US$1,500,000.

1.2Multiple Tranches

The Facility may be drawn by Borrower in one or more advances (each, a “Tranche”) from time to time during the term of this Agreement, subject to Lender’s confirmation for each Tranche.

1.3Drawdown Requests

Each drawdown request shall be made by email from Borrower to Lender specifying the amount requested and wire instructions. Subject to Lender’s approval, each approved Tranche shall be funded by wire transfer to an account designated by Borrower.

1.4Use of Proceeds

Borrower shall use the proceeds of each Tranche for working capital and general corporate purposes.

2.Repayment and Fee

2.1Repayment of Each Tranche

Each Tranche, together with the applicable Tranche Fee, shall be due and payable in full on the date falling 60 calendar days after the date such Tranche is funded.

2.2Tranche Fee

For each Tranche, Borrower shall pay Lender a fee equal to 10% of the principal amount of that Tranche (the “Tranche Fee”). The Tranche Fee shall be fully earned when the relevant Tranche is funded and shall be payable on repayment of that Tranche.

2.3Prepayment

Borrower may prepay any Tranche at any time without penalty; provided that any such prepayment shall include (i) the full outstanding principal amount of that Tranche and (ii) the full applicable Tranche Fee for that Tranche.

2.4No Interest

No interest shall accrue on any Tranche. The Tranche Fee is the sole compensation payable to Lender for each Tranche.

3.Basic Terms

3.1Promissory Evidence

At Lender’s request, Borrower shall provide a promissory note or drawdown confirmation for any Tranche, which may be by simple signed PDF or email confirmation identifying the Tranche amount and funding date.

3.2Security Interest

This Loan shall be secured by a security interest in all assets of Borrower, including accounts receivable, cash, deposit accounts, investment property, inventory, equipment, intellectual property, and general intangibles. This security interest shall be subordinate to any existing senior secured creditors and shall not conflict with or violate any existing loan agreements or security arrangements.

3.3No Obligation to Re-borrow

Any repayment of a Tranche shall not create a right to redraw unless Lender separately agrees.

4.Events of Default

Each of the following is an Event of Default:

●	Borrower fails to pay any Tranche and related Tranche Fee when due.
●	Borrower becomes insolvent, makes an assignment for the benefit of creditors, or becomes subject to bankruptcy or similar proceedings.
●	Borrower materially breaches this Agreement and fails to cure such breach within 5 business days after written notice from Lender.
●	Upon the occurrence of an Event of Default, the Lender may declare all outstanding Tranches and accrued Tranche Fees immediately due and payable. The Borrower shall pay default interest at 20% per annum on all outstanding amounts from the date of default until full and final repayment.

5.Conditions Precedent

The obligation of Lender to disburse the Loan is subject to satisfaction of the following conditions precedent:

1.	Execution of this Agreement by both parties.
2.	Delivery of wire transfer instructions by Borrower to Lender.
3.	Receipt by Lender of a corporate resolution of Borrower’s board of directors authorizing the execution and delivery of this Agreement and the borrowing contemplated hereby.
4.	Delivery of a Promissory Note substantially in the form attached hereto as Exhibit A, duly executed by Borrower.

6.Covenants Of Borrower

During the term of this Agreement and until the Loan is repaid in full, Borrower covenants and agrees as follows:

1.	Financial Reporting. Borrower shall provide Lender with copies of all SEC filings, including quarterly 10-Q reports and the S-1 amendment, promptly upon filing.
2.

Uplisting Updates. Borrower shall provide Lender with monthly updates (or more frequently if material developments occur) regarding the status of the Uplisting Process and any communications with Nasdaq, NYSE, or ThinkEquity.

3.	Notice of Alternative Financing. Borrower shall provide Lender with prompt written notice upon obtaining commitments for alternative financing that would be used to repay this Loan.

4.	Maintenance of Existence. Borrower shall maintain its corporate existence in good standing and comply with all applicable laws and regulations.
5.	No Adverse Actions. Borrower shall not take any action that would materially impair Lender’s rights hereunder or Borrower’s ability to repay the Loan.

7.General Provisions

7.1Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

7.2Jurisdiction and Venue

The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware for any action or proceeding arising out of or relating to this Agreement.

7.3Amendments

This Agreement may be amended only by a written instrument signed by both parties.

7.4Assignment

Borrower may not assign its rights or obligations under this Agreement without the prior written consent of Lender. Lender may assign its rights hereunder without Borrower’s consent; provided that Lender provides Borrower with written notice of such assignment.

7.5Entire Agreement

This Agreement, together with the Promissory Note attached as Exhibit A, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

7.6Severability

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

7.7Notices

All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by email (with confirmation of receipt), or sent by certified mail, return receipt requested, to the addresses set forth below (or such other address as a party may designate by written notice):

If to Lender:

Astrabridge Inc.

16125 Juanita woodinvilleway NE Unit 1101, Bothell WA-98011

Email: dir@astra-bridge.com

Attn: Ramesh Reddy, Director

If to Borrower:

ConnectM USA

Email: bhaskar@connectm.com

Attn: Bhaskar Panigrahi, Chairman,

7.8Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Bridge Loan Agreement as of the date first written above.

LENDER:
ASTRABRIDGE INC.

By:
Name: Suneetha Reddy
Title: President

BORROWER:
Connectm Technology Solutions Inc., USA

By:
Name:	Bhaskar Panigrahi
Title:	Chairman